Exhibit 99.1

Conference Call Transcript

Forward-Looking Statements. This transcript contains forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, internal and external, that may cause Engelhard’s actual future activities and results of operations to be materially different from those suggested or described in this announcement. For a more thorough discussion of these factors, please refer to “Forward-Looking Statements” (excluding the first sentence thereof), “Risk Factors” and “Key Assumptions” on pages 34, 35 and 38, respectively, of Engelhard’s 2005 Annual Report on Form 10-K, dated March 3, 2006. Please also refer to “Forward-Looking Statements” and “Key Assumptions” contained in the investor presentation captioned “Recapitalization Plan” filed as an exhibit on Form 8-K, dated April 26, 2006, and “Forward-Looking Statements” in the Offer to Purchase to be filed by Engelhard in connection with its proposed self-tender offer for additional information regarding such risks, uncertainties and contingencies.

Investors are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date made, and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described above, as well as others that Engelhard may consider immaterial or do not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning Engelhard and its businesses, including factors that potentially could materially affect its financial results or condition, may emerge from time to time. Investors are advised to consult any further disclosures Engelhard makes on related subjects in Engelhard’s future periodic and current reports and other documents that Engelhard files with or furnishes to the Securities and Exchange Commission (“SEC”).

No Offer or Solicitation. This announcement does not constitute an offer or invitation to purchase nor a solicitation of an offer to sell any securities of Engelhard. The proposed self-tender offer by Engelhard previously announced on April 26, 2006 has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed by Engelhard (“Engelhard’s Tender Offer Statement”) with the SEC. ENGELHARD’S SHAREHOLDERS ARE ADVISED TO READ ENGELHARD’S TENDER OFFER STATEMENT AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional Information and Where to Find It. Engelhard also plans to file with the SEC and mail to its shareholders a definitive Proxy Statement on Form 14A relating to the 2006 annual meeting of shareholders and the election of directors (the “2006 Proxy Statement”) and other important information. Engelhard and its directors and certain of its officers may be deemed, under SEC rules, to be participants in soliciting proxies from Engelhard’s shareholders. Information regarding the names of Engelhard’s directors and executive officers and their respective interests in Engelhard by security holdings or otherwise is set forth in Engelhard’s Proxy Statement relating to the 2005 annual meeting of shareholders (the “2005 Proxy Statement”). Additional information regarding the interests of such and other potential participants will be included in the 2006 Proxy Statement and other relevant documents to be filed with the SEC in connection with Engelhard’s 2006 annual meeting of shareholders that will be filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE 2006 PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. On January 9, 2006, BASF filed a Tender Offer Statement on Schedule TO, which has been amended (the “BASF Tender Offer Statement”). In response to the BASF Tender Offer Statement, Engelhard has filed certain materials with the SEC, including the Schedule 14D-9 filed on February 2, 2006, and which has been amended, (the “Schedule 14D-9”).

Investors and security holders may obtain a free copy of Engelhard’s Tender Offer Statement (when it is filed and becomes available), Schedule 14D-9, 2005 Proxy Statement, 2006 Proxy Statement (when it is filed and becomes available), BASF’s Tender Offer Statement and other documents filed by Engelhard or BASF with the SEC at the SEC's website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of each of the Schedule 14D-9, 2005 Proxy Statement, 2006 Proxy Statement (when it is filed and becomes available), Engelhard’s Tender Offer Statement (when it is filed and becomes available), as well as Engelhard’s related filings with the SEC, from Engelhard by directing a request to Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830, Attention: Investor Relations or at 732-205-5000, or from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at Engelhard@mackenziepartners.com.

CORPORATE PARTICIPANTS

Barry Perry
Engelhard Corporation - Chairman and CEO

Mike Sperduto
Engelhard Corporation - Vice President and CFO

Gavin Bell
Engelhard Corporation - Vice President, Investor Relations

CONFERENCE CALL PARTICIPANTS

Mike Sissen
KeyBank - Analyst

PJ Juvekar
CitiGroup - Analyst

John Roberts
Buckingham - Analyst

Dimitri Silverstein
Analyst

Dean Asofsky
Credit Suisse - Analyst

Chris Shaw
UBS - Analyst

PRESENTATION

Operator

(Operator Instructions) I would now like to turn the call over to Mr. Gavin Bell, Vice President of Investor Relations. Thank you, sir, you may begin.

Gavin Bell - Engelhard Corporation - Vice President, Investor Relations

Good morning, everyone. Management's comments today will contain forward looking statements. For a more thorough discussion, please refer to forward looking statements, risk factors and key assumptions on pages 34, 35 and 38 respectively of Engelhard's 2005 Annual Report on Form 10K, dated March 3, 2006. Please also refer to forward looking statements and key assumptions contained in the investor presentation captioned Recapitalization Plan filed as an Exhibit on Form 8-K, dated April 26, 2006.

Barry Perry, our Chairman and CEO, and Mike Sperduto, our CFO are here this morning. Following remarks by both Barry and Mike, we'll open up the call to your questions. With that I'll turn it over to Barry.

Barry Perry - Engelhard Corporation - Chairman and CEO

Thanks, Gavin. And good morning. This morning I will begin with an overview of the recapitalization plan that we announced this morning, then briefly review first quarter results. We will then walk through the specifics of the key financial elements of the recap plan and then we'll be open to your questions.

First and foremost, the Engelhard Board and the management team are clearly focused on maximizing shareholder value. The Board's unanimous view has been and continues to be that the unsolicited offer from BASF at $37.00 a share in cash and a subsequent $38.00 per share proposal are inadequate and not in the best interest of shareholders in that they do not adequately recognize the company's current performance or future prospects.

The Board, with assistance of its independent advisors, reviewed a broad range of strategic alternatives to maximize shareholder value. As a result of this review, the Board has unanimously approved the recapitalization plan comprised of a $45.00 share cash self-tender for 26 million shares, execution of the company's business strategy and incremental cost savings the company expects will deliver $15 billion(ph) annually beginning in 2007.

And before we get into the plan elements, it's important to point out that this is not a fight for independence. It is a fight for our shareholders to get fair value for their shares. The judgment on value and the choice of the path forward will be made by shareholders.

The Board has proposed five Board nominees as outlined in the proxy statement. These five nominees include the incumbent two directors, plus three directors nominated to fill newly created vacancies. This will increase the Board to nine directors, with a majority being elected at this annual meeting.

The increase in the size of the Board and a vote for the majority of the directors affords both the company and BASF a fair opportunity to present their cases to you and for you to ultimately decide which path will serve your best interest.

Given the current BASF proposal of $38.00 per share, the Board believes that the recapitalization plan represents a superior value creation alternative and is in the best interest of shareholders. This proposal is described in greater detail in the company's proxy statement. Additional information on the recap plan is included in the investor presentation that was posted on our website this morning.

Let me highlight some high-level observations that you can extract from that presentation that was posted on that website. As many of you know, Engelhard has been moving through a transition period and is now at an inflection point in its growth trajectory. That transition has been accomplished in a down cycle.

It has included leveraging its core competencies in surface and material science into a broader served market base. This technology based and market driven strategy has generated organic as well as strategic expansions. Some of these had not yet been fully disclosed. Rather than disclose details in due course during the year, we felt compelled to release an internal planning document in January of 2006. That internal planning document was developed in August of 2005 before we had any knowledge of BASF's intentions.

That plan reflects the growth resulting from $470 million of R&D investment over the past five years, several bolt-on acquisitions over the past 12 to 15 months, and the exit from low margin, legacy businesses. We recognize the continued support of this inflection point in growth is a strategic imperative. Accordingly, we have developed a recap plan that maintains our investment grade rating. It includes an average of $190 million per year of capital spending and investment, versus a maintenance CapEx level of approximately $80 million. As a result, we have sufficient flexibility to deliver the short term results and front the long term growth.

So let's touch on some of these as a backdrop before I transition into the first quarter '06 earnings. Organically, the investments we made in diesel and global expansion are paying off. We disclosed our forecast in heavy duty diesel and revealed our success in light duty diesel. Now, it has been commonly accepted that we would experience a five percent volume growth in environmental. That is a reasonably correct number without the heavy duty diesel business that accelerates in 2007. That business is additive.

As revenues from commercial success overtake the upfront development expense of new diesel technologies, margins and earnings naturally improve. On the global front, our operations in China are being expanded to meet demand, and we bought out our partner in India, as those markets upgrade environmental compliance.

In process technology, the DMS technology platform and our new line of additives continues to generate growth. In 2005, we commercialized polyethylene catalysts to strengthen our polymer catalyst offering. NCIC, a Chinese catalyst company and the largest syngas supplier in China, was acquired in June of 2005. We secured our first Western customer for NCIC production in late 2005, validating the global value of that asset. That acquisition adds syngas capability to our gas and liquids platform, while also broadening our manufacturing base in Asia.

Our Fisher-Tropsch gas or liquid product line remains the only commercialized technology in the world. Recently, the new RX2(ph) project in Katar(ph) was awarded to Engelhard. We will double our client capacity in the Netherlands late this year and begin producing immediately.

In appearance and performance technologies, our second personal care and materials acquisition was completed in July of 2005. The two personal care materials acquisitions are being integrated globally with strong results. Personal care and cosmetics is emerging as a strong new growth business in the portfolio, and Engelhard is the market leader in these high value specialty materials.

Our new ventures group has grown and will generate over $14 million of operating earnings in 2006. This was disclosed in our plan. In April of 2006, we announced the construction of our new proppants plant. This is a component of our new fuel and energy materials initiatives. It will start up by the fourth quarter of 2006. Its initial output has already been contracted for with major new customers.

All these examples I pointed out are largely new disclosures from across the business that will begin to generate results in 2006 and reach their full annual run rates beginning in 2007, with continuing growth through the plant period. They represent one element of a steeper growth trajectory that contributes to the inflection point in our performance that I noted earlier.

They are not, however, the sole driver of growth, as initiatives within our core businesses have also gained momentum. It began with fourth quarter 2005 results and continues with a very strong first quarter 2006.

So let me now transition into the first quarter of 2006. As we reported, total company earnings from continuing operations were $0.55 per share, an increase of 17% versus last year's reported results. This quarter's results include approximately three cents of expenses, and two cents of share dilution due to the impact of the unsolicited BASF tender offer.

Excluding that impact, earnings per share rose 28%. Net sales in the quarter grew 43% to $1.5 billion. Net sales in our technology segments and ventures rose 27%. Excluding substrates, net sales were up 19%.

The significant investments we made in recent years in both organic growth initiative and strategic acquisitions are just beginning to pay off. Those actions have positioned Engelhard to generate strong earnings growth over the next several years. These results on the back of a strong fourth quarter in 2005 give us confidence as we continue to see 2006 as the inflection point in our overall strategic growth plan.

From an operations perspective, strong technology positions, in combination with more effective pricing for value in historically tough markets and a continued intense focus on productivity improvements supported this earnings growth.

Environmental technologies. Operating earnings increased 12% primarily as a result of growth and emission control technologies for certain mobile source markets and improved productivity. Sales rose 35%, driven primarily by strength in the European light duty diesel market with its higher pass through substrate volume.

Our continuing success in European light duty diesel and strong growth in emerging markets more than offset unfavorable gasoline mix in North America. Our Asian joint ventures which impact the equity line were also strong.

We continue to be on track. The heavy duty diesel market will begin its ramp up late this year, with a material impact beginning in 2007. Transportation bill funding of diesel retrofit in the U.S. under CMAQ will also begin in 2007.

On the broader regulatory front, U.S. tier 2 regulations are phasing in for 2007 for most light duty vehicles. Euro-4 went into effect on January 1, 2006, in Europe. And Euro-3 is phasing in this year in China and India.

Regulations currently in place globally will continue to increase environmental requirements through 2014. Beginning in model year 2007, the introduction of stricter clean air regulations in Europe, the U.S. and Asia, including China and India is expected to fuel double digit annual earnings growth for environmental technologies through 2010.

Turning to process technologies, earnings grew 38% on a 16% increase in sales, resulting from strong demand for technology for petroleum refining and growth in chemical process markets.

In the refining market, our family of advanced technical solutions for catalysts and additives based on the DMS platform, and including the recent introduction of NapthaMax II now accounts for over half of the product mix.

DMS was commercialized only five years ago and continues to grow as refiners around the world value the increased yields and other benefits from the technology.

Following on the successful translation to additives, the functionality offered by DMS technology is also being evaluated in non-refining chemical markets. In our chemical process markets, customers continue to drive more volume to their reactors as capacity utilization rates hover near 90%. In terms of mid-term growth opportunities, as noted earlier, we acquired the operations of NCIC in June of 2005, expanding our technology offering to global energy and chemical process markets and increasing our presence in China. The translation of that technology to Western markets was validated commercially in 2005.

We expanded our Fisher-Tropsch gas to liquids technology lead and added syngas capability from NCIC to our gas-based energy and fuels portfolio. Engelhard is well positioned to capitalize in this high profile emerging energy market.

In process technologies, this was a particularly strong quarter. However, on an ongoing basis, strong technology, leadership positions and petroleum refining and chemical process markets enhance with new product and application technologies and acquisitions give us confidence that we can achieve double digit annual earnings growth through 2010 in this segment.

In appearance and performance technologies, earnings grew 19%, resulting from the positive impact of the ongoing integration of recent acquisitions and personal care and cosmetics and higher pricing to offset the impact of higher natural gas prices. Sales also increased 19%. Solid results were evident across the segment, as new growth areas were no longer neutralized by energy cost escalation.

We began to see the benefits of our pricing actions late in the fourth quarter of 2005. We expect that the full benefit of our price increases and the surcharges built into new contracts will help mitigate the impact of high natural gas prices as we move through 2006. We expect price recovered, stronger sales of kaolin based technologies for non-paper applications, and continued strength in personal care cosmetics to drive double digit annual earnings growth through 2010.

In material services, following a strong fourth quarter, we reported $17 million in earnings, in large part due to improved results in recycling for process technologies, the impact of platinum and rhodium demand related to pending diesel regulations and higher PGM prices versus last year. Results in this area continues to parallel the strength in our catalyst businesses.

Our ventures group also generated strong performance in the quarter as a result of continued investment to drive growth opportunities. In addition to a portfolio of growing niche applications, the acquisition of the AD-CATS business of Almatis in September of 2005, has expanded our technology platform to include catalyst supports and aluminum based adsorbents and desiccants. We will benefit from the annualized impact of that acquisition and its synergies beginning in 2006.

In addition, the ventures group already has customer commitments for the output of our new proppants plant that will start up in the second half of '06.

So first quarter revenues in that area increased $30 million from $13 million last year. Operating earnings with 2 million, compared to less than 1 million last year. The ventures group will contribute $14 million of operating earnings in 2006, with strong momentum entering 2007.

Looking at equity earnings, we had another good quarter with earnings of $8 million, reflecting continuous strength(ph) from our Asian joint ventures.

So, to sum up the quarter, our results from the current and last quarters reflect that our past actions have positioned Engelhard to generate stronger earnings growth over the next several years. I am especially pleased that our operating earnings from our technology segments in total grossed 21%, reflecting the strong, underlying fundamentals across all of the businesses. Every group exhibited solid performance in both sales and earnings.

This was a very strong quarter and solidifies our confidence in delivering double digit earnings growth from our technology segments.

From an EPS perspective, we remain comfortable with a $2.10 to $2.25 range. This includes stock option expense which largely falls in the fourth quarter of 2006, but excludes the cost and dilution imposed by the BASF action.

A balanced approach of driving growth and managing the business mix across our enterprise coupled with an intense focus on productivity enabled us to deliver another quarter of solid financial results, positioning us well for successful 2006 and beyond.

So with that, let me turn it over to Mike, who will walk through the financial aspects of the recap plan.

Mike Sperduto - Engelhard Corporation - Vice President and CFO

Good morning. I invite your attention to page 46 of the document we posted on today's website titled Recapitalization Plan Overview. The self-tender offer is at $45.00 per share in cash; purchased up to 26 million shares or approximately 20% of the shares outstanding, including exercisable options. The self-tender will be initially funded through a bridge facility, which is a mix of bridge facilities committed from JP Morgan and Merrill Lynch, and it will be refinanced with a mix of hybrid securities icons and fixed and floating rate debt after the closing of the self-tender offer.

We have a committed facility from Merrill Lynch and JP Morgan for 1.5 billion, 364 days. We've targeted an investment grade rating outcome and we've talked to all of the agencies and we're comfortable where we believe the target will come out. As far as the cost savings initiatives, incremental 15 million in pre-tax savings fully reflected in the 2007 results, primarily in the SG&A area, including warehousing expenses and cash costs expected to be approximately 20 million during the second half of 2006 to realize those benefits.

Turning the page to the financing detail of the Recapitalization Plan on page 47, on the left you will see the sources and uses of the funds, the 10 year senior floating rates in your notes, $200 million; 10-year senior notes, $200 million; and then 400 million of five-year call basket C security icons, 60-year maturity, tax deductible preferred; trust security and 400 million of 10-year call basket C security, for a total of 1.2 billion.

The uses of the cash, purchase the equity, one billion one forty-nine; fees and expenses, $25 million, and restructuring costs, as I mentioned, $20 million. As far as the capitalization table on a pro forma basis, over to the right on page 47, you'll see year end 2005 pre-recap; you'll see an adjustment column with the senior notes and the icons and the related charts to equity for the purchase of the shares; and we will come out on a pro forma basis; debt to EBITDA of three times, with 50% equity credit targeted from the agencies, and a total debt to cap, 66.8%. For those of you who follow Engelhard, historically, you will recall in 1999 when we purchased the large block of shares back from our large owner Monarco, our debt to cap was up to 55, 56% at that time.

And down at the bottom, our current corporate credit rating, and we're expecting an investment grade rating outcome here where we're comfortable to operate the business. The after tax cash cost to the company with higher interest plus lower dividends is about in the $40 million area.

If I turn to page 48 with the pro forma EPS buildup for 2007, current street estimates are $2.49, which is right on top of our target plan for '07. You can see the additional interest expense being built of $0.52 with the notes and the icons. The cost savings initiatives $0.09 and the reduced shares $0.49, building to $2.55 for 2007. And that level of accretion will build after '07 from '08 to 2010 as our EPS grows in our growth rates.

If we turn to page 49, just a little background on 2007 multiples. The blue bars were where multiples were in a selected broad peer group on December 30, 2005. See Praxair over to the left at 16.6 and going right down to Dupont. Since then, as of April 21, multiples across this industry have expanded and the current multiples in the market are shown in red. On average, it's a 1.5 times turn, you see the box over to the right; and about an 11% increase in multiples across the board.

And a lot has happened and changed since BASF made its offer in early January and these multiples have expanded and they're based on the analysts EPS estimates for 2007.

Now, one of the ways that we look at this on page 50, at the top we have Engelhard versus Johnson Matthey from 2003 to 2005. Three year average differential in our multiple about 6.9%. At the time of the BASF offer, right after the first of the year, we were at a 29% multiple with Johnson Matthey or four points.

Similar dynamic has occurred with Umicore, which is shown down at the bottom. Three year average we were premium to Umicore at 19%; at the time of the BASF offer, bottom right box, we were at 11% discount. So it's a very opportunistic offer in early January by BASF.

If we build on that, the next page on 51, it's just an illustration based on 2007 and 2010 EPS. I'll walk you through 2007 and where the stock might be trading absent the BASF offer in the market. Engelhard relative to Johnson Matthey, Johnson Matthey is currently on 2007 at 17.2, if you remember from the prior chart, and the three year average discount to Matthey is 6.9%, which might suggest that 2007 PE multiple for Engelhard is 16, and a $2.55 projected EPS, which suggest a $40.87 price.

Further to the right, if we blend in the $45.00 tender offer for 20% of the shares and do an average calculation, that would rise to $41.70. Now, we drop down to Umicore, and instead of using the 19.3% one year or three year average premium, we'll use the one year average premium of 6.8%. Umicore is currently 15.5; 6.8% premium would suggest 16.6, and then $42.24 implied trading level for the shares of Engelhard; and then after the tender of $45.00 for 20% of the shares, it will be an average of $42.80.

And then we did a further extrapolation down at the bottom on 2010, with a similar approach to our targeted 2010 EPS of $4.22, and you can see the math down at the bottom two boxes.

On page 52, which is the way we tend to look at things, where is the hypothetical blended value between $38.00 and $45.00? I mean, shareholders - or what do they have to believe? So if you look at the $38.00 BASF offer, over to the left at the top, you have to think about Engelhard trading at 14.2 times earnings in 2007.

Now, down at the bottom you'll see the current 2007 PE multiples from the analysts. Praxair over to the left; Dupont over to the right at 14.4. You can see Johnson Matthey at 17.2; Umicore at 15.5; and then you can see the long term growth rates down at the bottom averaging about 10% for each company.

So if you'd like to think about somewhere where Engelhard should possibly trade somewhere to the left of Umicore and to the right of Johnson Matthey, it would suggest somewhere between $41.00 and $44.00 on that math. In order to consider the $38.00, you'd have to believe that our multiples, the lowest of the selected peer group and our growth rate is low.

If you turn to page 54, Barry touched on, in his opening remarks, the shareholders choice, in our view versus the inadequate BASF offer of $38.00; and the highlights of the plan again on page 55 the Recapitalization Plan should deliver value superior to $38.00 per share of the EPS accretion commencing in 2007. We expect multiple expansion. It provides a meaning liquidity to shareholders at an attractive price of $45.00, and it offers the shareholders the ability to participate in Engelhard's business prospect and future growth potential as we move forward, and it maintains an investment grade profile where we're comfortable to operate the company.

So the board unanimously recommends that you consider this and you vote for our choice versus $38.00.

Let me turn it back to Barry for some concluding remarks.

Barry Perry - Engelhard Corporation - Chairman and CEO

Before we open it up for your questions, let me summarize what I feel is the key takeaway from this session. 1) This is about shareholder value; 2) It is not a fight for independence, it is a fight for our shareholders to get fair value for their shares; and 3) We have purposely structured this in such a way to enable our shareholders to influence and ultimately to vote on what they feel is in their best interest.

So with that, we can now have your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question comes from Mike Sissen(ph) of KeyBank. Sir, your line is open.

Mike Sissen - KeyBank - Analyst

Hey, guys. Great quarter. I like the plan here. Generally, Barry, when you had the analyst day a couple of years ago, it just seemed like the outlook for earnings longer term wasn't as strong as you see now. What really has changed between now and then? Has markets developed faster than you had initially thought back then? Could you just give me a feel for why the growth now is so much more robust than it was a couple of years ago at the analyst meeting?

Barry Perry - Engelhard Corporation - Chairman and CEO

I think we know more, Mike. I think at that point a lot of these projects were in their infant stages and I was being very careful not to hype them before we knew they were commercially viable. I think the benefit we have today is we have customers who have plants and money and are paying for material, and that kind of increases your confidence exponentially.

In all the things that I talked about today are real projects where we have commercial success. We did not talk about the things that are still in the pipeline that are going to be impacting us probably later in this planning cycle, nor of those reflected in our forecast plan.

So I think if you heard me speak two to three years from now you'll hear a level of enthusiasm on projects that we haven't even touched on today.

Mike Sissen - KeyBank - Analyst

Okay. And secondly, I didn't get an invitation to go to look at all your books yet, but when you talk about double digits -- and by the way I don't have that much money. But when you look at the double digit growth that you think that you're going to see through end of the decade, can you give us a little more color on that? Is there a two in front of that number? Is there a one in front of that number? Is there a three in front of that number?

Can you maybe tighten up the ranks so we can see -- get a better feel for what type of growth you expect through the end of the decade that warrants the $45 buyback plan?

Barry Perry - Engelhard Corporation - Chairman and CEO

Sure. If you do the arithmetic on the plan, the average growth comes out over 16. And certainly there's some variability in that. It peaks. This is not a hockey stick, like a lot plans might be. It tends to peak in 2008, and that peak is being driven by the implementation of a lot of the regulations that we've been talking about for the last 15 months, in diesel, particularly. It also reflects a lot of the plant expansions that have already been announced.

We have the growth rate in the outer years declining, outer years being like 2010, to 12%. And that's with what we know today. What it does not reflect, I should point out, is the off road heavy duty diesel, because we really couldn't accurately predict when that would impact the plant. And it does not include plants that we are working on that have not yet been announced, you know they have not finalized.

The other detail I would share with you is this was an internal document. It was not developed to be released. And we used it as a document primarily to take a look at how we allocate R&D resources and CapEx and things of that nature. So those elements that do not contribute to that decision process we just keep flat so they don't skew the numbers.

So in our plan material services and our joint ventures have been held flat. To me that's kind of a built in hedge. So if anyone wants to debate whether it's 16% or some other number, I mean, fine; but they'd have to also account for the fact that we included material services and our JV's as flat.

Mike Sissen - KeyBank - Analyst

Okay, great. Thanks, guys. I appreciate it.

Operator

Our next question comes from PJ Juvekar of CitiGroup. Your line is opened.

PJ Juvekar - CitiGroup - Analyst

Barry, first of all, congratulations. A very shareholder-friendly move and good to see management is putting their money where their mouth is.

Barry Perry - Engelhard Corporation - Chairman and CEO

Thanks, PJ.

PJ Juvekar - CitiGroup - Analyst

Now, a question for Mike. Mike, maybe another way to look at all your blended values in weighted average or share price and all that -- basically, what you're saying is to compete with your $45.00 offer, BASF has to offer at least something like $41.00 to $42.00 just to get even. Is that the right way to interpret it?

Mike Sperduto - Engelhard Corporation - Vice President and CFO

If you believe where Engelhard multiples should be where peer companies are, that's what the math would suggest.

PJ Juvekar - CitiGroup - Analyst

No, I mean, even if you ignore the peer company, just based on what you're offering to compete with that offer, the 20% at $45.00 and the rest 80% at something less then 38, if you do that math, and then look at where other companies are trading, you're looking at least 41.

Mike Sperduto - Engelhard Corporation - Vice President and CFO

Again, I think the recap is better than 38. That's what will say, PJ.

PJ Juvekar - CitiGroup - Analyst

Okay.

Mike Sperduto - Engelhard Corporation - Vice President and CFO

But you're on the right path to the analysis. Everybody does their analysis a different way.

PJ Juvekar - CitiGroup - Analyst

And then quickly, in environmental technologies in the quarter, you got core growth of 19%. Barry, how much was the volume growth and how much was the price? Can you break that down for us?

Barry Perry - Engelhard Corporation - Chairman and CEO

In environmental technologies?

PJ Juvekar - CitiGroup - Analyst

Right. Before growth was 19%, excluding the pass through of precious metals.

Barry Perry - Engelhard Corporation - Chairman and CEO

It was 12. It was fairly even. It was not -- I can't say a lot of it -- although I have to go back on price. There was not a lot of price there.

Mike Sperduto - Engelhard Corporation - Vice President and CFO

No. Our European business was very good and so was India and China, so was the emerging markets.

PJ Juvekar - CitiGroup - Analyst

And last question. The engine companies are reporting a lot pre-buying of engines before the new rise in diesel. I mean, are you seeing a lot of pre-buy and do you thing that poses some risk?

Barry Perry - Engelhard Corporation - Chairman and CEO

We've factored pre-buying into our plans, because we will see some -- well, of course, when we look at the ramp up, we don't have it as steep as the forecast suggested because of that, because there always is pre-buying. The fact is these engine manufacturers have only so much capacity. So the pre-buy is limited. So yes, it will factor in how it phases in, but we had assumed that from the beginning, because if you recall back when the first phase was brought in, which was not as aggressive as this one, there was a lot pre-buying then; and we were able to take a look at how many units were pre-bought, how many class 8 engines can they really produce early.

PJ Juvekar - CitiGroup - Analyst

So the pre-buy is in line with your expectations?

Barry Perry - Engelhard Corporation - Chairman and CEO

Yes it is.

PJ Juvekar - CitiGroup - Analyst

Thank you.

Operator

Our next question comes from John Roberts of Buckingham. You may ask your question.

John Roberts - Buckingham - Analyst

The 15 million cost savings, that would be over $0.10 a share on the new share count in ‘07. That's additive into the $0.06 accretion that you're talking about from the transaction?

Mike Sperduto - Engelhard Corporation - Vice President and CFO

No, it's included

John Roberts - Buckingham - Analyst

[Inaudible] less than $0.10?

Mike Sperduto - Engelhard Corporation - Vice President and CFO

If you go to page 48 of our document, John, we have the build up from $2.49 to $2.55, and for ease of presentation we used our blended tax rate in the calculation of 24% .

John Roberts - Buckingham - Analyst

I don't have the document here with me.

Mike Sperduto - Engelhard Corporation - Vice President and CFO

Cost-saving initiative pre-buy back share count, $0.09.

John Roberts - Buckingham - Analyst

Okay. That would still be greater then the $0.06 though?

Mike Sperduto - Engelhard Corporation - Vice President and CFO

Again, you have additional interest expense, reduced share count, pick up in cost savings; I believe that nets to $0.06.

John Roberts - Buckingham - Analyst

Okay. But the benefit then is really [inaudible] cost saving not the share repurchase?

Mike Sperduto - Engelhard Corporation - Vice President and CFO

If you want to peel the onion back that way, yes.

Operator

Our next question comes from Dimitri Silverstein of Longbow Research. Your line is open.

Dimitri Silverstein - Longbow Research - Analyst

Good morning everybody, and congratulations on a solid quarter and a very good outlook. A few questions. Number one, the purchase of the Indian joint venture, can you give us an idea what impact that will have on environmental technologies reporting as well as equity income reporting lines?

Barry Perry - Engelhard Corporation - Chairman and CEO

What it was we had a 30% partner and we bought him out. I think the -- it gives us a couple of impacts. One is it makes it a lot easier for us to integrate that into our global system with our Japanese and Korean partners as the Japanese and car companies move into that marketplace. India has begun to be profitable. They're phasing in year '03. So when we look at the outlook going forward, initially we had thought of India as primarily a big motorcycle market. But in fact, it's becoming a very attractive auto market because they've embraced new regulations. So I'm looking at Mike, a couple of million bucks?

Mike Sperduto - Engelhard Corporation - Vice President and CFO

Yes, over the period.

Barry Perry - Engelhard Corporation - Chairman and CEO

It's just another little additive piece.

Dimitri Silverstein - Longbow Research - Analyst

Okay. So it will be a couple of millions dollars over 2006 going from the equity income line to the environmental technologies profit line?

Mike Sperduto - Engelhard Corporation - Vice President and CFO

That's about right.

Barry Perry - Engelhard Corporation - Chairman and CEO

Correct.

Dimitri Silverstein Analyst

Okay. Speaking of environmental technologies, you posted very good growth in the quarter, excluding the pass through on the substrates and what not, as well as good earnings growth. My question is how is this done against the backdrop of still sluggish sales in North America and what I expect is continuing trend or shift away from the SUV's and some of the bigger engines, especially now with gas being at $3.00 and north of $3.00 an average in the U.S? How do you see that environmental technologies going forward?

Barry Perry - Engelhard Corporation - Chairman and CEO

If you look at our environmental technologies business -- let me take you back five years. We were over, I think it was -- 75 or 77 percent of our business was with the North American manufacturers, primarily, Ford was clearly our biggest customer. Today, North America makes up less than a third. When I say today, 2005 it was less than a third. In 2006, it's going to be probably 25% or less.

So we have become by design far more global in our mix. The other factor is diesel, and those two are companions. We were effectively a gasoline house five years ago with very small participation in diesel. Today, we're a viable player in European diesel. So what you're seeing is the European diesel success that we started to experience -- actually, we got the specifications a couple of years ago. It's just starting to phase in. So that's offsetting some of the mix shift you refer to in North America, which is real.

If we were still at the same mix we were five years ago, we'd be in a world of hurt, because those SUV's that take more catalysts than six cylinder units would be an issue. The other thing I would share with you though is if you look at the dynamics, is people are in fact not buying diesels -- SUV's, but they're buying large vehicles. They're not going from a big SUV to a little four cylinder.

So the mix shift is there, but it's not as dramatic as you might think.

Dimitri Silverstein - Analyst

Okay, that was very helpful. And then next question on the appearance and performance technologies in specifically the material and services group, APT you're looking on pace to be $80 million or so EBIT, which has kind of been the holy grail for that business that you've managed to hit periodically, but not on consistent levels.

Are we looking at the new plateau or the new level of performance of appearance and performance technologies where $80 million and up is a valid expectation?

Barry Perry - Engelhard Corporation - Chairman and CEO

Oh yes, definitely. Ironically, we've had this growth sources, you know, what I call the non-paper applications, all the specialties, the additives that we're selling to the coatings manufacturers and the concrete manufacturers and the AG applications and certainly personal care and cosmetics, all the colors that are going into the home depot outlets. That's all been happening and its been hidden by this energy problem.

And as you may recall, in 2004 we took a run at integrating energy prices into our pricing, and some of our competitors blinked, and we lost some volume. I think they had an expectation that natural gas was going to return to $3.00 or something. However, in 2005, in the contract season when we went back at that, I think they had discovered that the natural gas prices were not going down and that volume they had taken was very painful.

So everybody got on the same page so to speak, I think. I mean, we don't know exactly what they did, but we know that we were able to get - I think the number that they gave was 95% of our new contracts have an energy component in them. So I think with that going forward, the volatility is going to be moderated. So while we were able to maintain as a company margins and earnings through downturns, I think this is going to make us even little more stable.

Dimitri Silverstein - Longbow Research - Analyst

Excellent. And then on the material services group, the $17 million in profit, how sustainable is that for 2006?

Barry Perry - Engelhard Corporation - Chairman and CEO

I don't know if were going to do $17 million every quarter, but I think what we've seen is when we see those components I talked about -- process technologies is now starting to pick up, all of these chemical plants that just need to replace their catalysts, every one of those cycles involves recycling catalysts. So that certainly helps us. We talked about the run up in diesel.

As all those regulations come in, the demand for platinum, rhodium and for converting those materials into useable forms, which is what material services does, is increasing dramatically. And then the third piece is that the prices of PGM's are also increasing, which means that the returns you get on recycling are better; the spreads improve. So it makes material services a stronger earnings generator as a companion to the catalyst businesses.

Dimitri Silverstein - Longbow Research - Analyst

Is it fair to say that for the time being at least we can look at the material services group as kind of being back at the $35 to $40 million dollar annual EBIT run rate that it had prior to 2001?

Barry Perry - Engelhard Corporation - Chairman and CEO

You know, I always hedge when you try to pin me down on a number for material services, but I think they're clearly going to be stronger than they have been in the last couple of years. And they will ride up with those three factors I just mentioned.

Dimitri Silverstein - Longbow Research - Analyst

Okay, Barry. Fair enough. Thank you.

Operator

Our next question comes from Dean Asofsky with Credit Suisse. Your line is open.

Dean Asofsky - Credit Suisse - Analyst

Good morning. Can you tell us a little bit more about what alternatives were facing the Board in the last few days prior to settling on this one? We know about Engelhard's $38.00 offer, and obviously we know now about your recap plan?

Barry Perry - Engelhard Corporation - Chairman and CEO

The Board reviewed a lot of alternatives. I think it's only important that we now have to make a decision between these two. And who knows what alternatives will present themselves going forward, but that's where we are today.

Dean Asofsky - Credit Suisse - Analyst

I mean, is it fair to say that there were no other compelling offers involving third parties for the whole company or parts of the company?

Barry Perry - Engelhard Corporation - Chairman and CEO

Well, clearly if there had been an offer that was higher then $38.00 we'd be talking about it today. Where we are today is that BASF offered at 38 and recap which we've talked about this morning.

Dean Asofsky - Credit Suisse - Analyst

Okay. The process that we had heard about described a certain level of robustness. and I was just wondering if there was any information content in the last several days which yielded this versus that robustness, description?

Barry Perry - Engelhard Corporation - Chairman and CEO

It was a robust process. The Board went through alternatives. The most competitive alternatives are the ones we've talked about this morning.

Dean Asofsky - Credit Suisse - Analyst

Thank you very much.

Operator

Our next question comes from Chris Shaw(ph) of UBS. Your line is open.

Chris Shaw - UBS - Analyst

Good morning, guys. Good quarter. I'm curious, the $15 million in cost savings, is that was that already in that plan or is this something new that came up? It's for an '07 number, right?

Barry Perry - Engelhard Corporation - Chairman and CEO

It's new. What happened is when we began to look at this as an alternative under direction from the Board, we got all the operating people together and the functional people; it was small; it was the executive team, and we focused on SG&A and developed a list that I will tell was longer than $15 million.

And I'm the one who decided it would be 15, because I wanted a number that was credible when I told you about it, that was one that we could deliver in 2007, and one that we could deliver without impairing our ability to generate the growth that we're also expecting. So it is additive to the 2007 plan.

Chris Shaw - UBS - Analyst

Was there already cost savings built into the 2007 plan and this is just on top?

Barry Perry - Engelhard Corporation - Chairman and CEO

Well, there's always you productivity improvements that are part of our ongoing plan. This is over and above that.

Chris Shaw - UBS - Analyst

You said that in the plan also that you were holding the material services group flat in the plan. And you said you expect it to be probably better than it has been the last few years. What was it being held flat with in the plan last year?

Mike Sperduto - Engelhard Corporation - Vice President and CFO

It was lower than 2005. Externally, it was about $15 or $16 million a year.

Chris Shaw - UBS - Analyst

Okay, thanks. And just finally, you were just saying that North America and the environmental technologies segment becoming less predominate, maybe 25% of business this year. Is that North American business or sales to North American auto manufacturers? Does it include sales to the Japanese guys who are manufacturing in North America?

Barry Perry - Engelhard Corporation - Chairman and CEO

We have a very strong position with the transplants -- when I say North America, I'm talking about the geographical. And part of that is because the growth in diesel has been -- because we've penetrated the light duty diesel. What we're going to see is in 2007 as heavy duty diesel runs up, the heavy duty diesel component is stronger in North America initially.

So we'll see a little swing back to North America, but it won't be the car companies; it will be the big truck companies. So our whole mix has changed, and on purpose. We made a conscious decision to do that, because we really didn't want our future to be tied to two major U.S. companies, which we love and respect very much, but we just didn't want to be tied to them forever.

Chris Shaw - UBS - Analyst

If I can just squeeze one last quick one in there. Why the $45.00 a share number? Was that just where you think the value is appropriate? I know based on PE analysis that Mike went through before, I guess that's somewhat the number you'd look at.

Barry Perry - Engelhard Corporation - Chairman and CEO

I'll let Mike tackle that one for you.

Mike Sperduto - Engelhard Corporation - Vice President and CFO

Well, I think we looked at a few things, 1) to provide shareholders some short term liquidity; and 2) size it to enable them to participate in the growth prospects going forward. It's as simple as that.

Chris Shaw - UBS - Analyst

Okay, great. Thank you.

Barry Perry - Engelhard Corporation - Chairman and CEO

Thank you very much.

Operator

Thank you. That concludes the question and answer session.

Barry Perry - Engelhard Corporation - Chairman and CEO

Well, thank you very much; and I'm sure we'll be talking to you in the days ahead. Have a great day.

Operator

Thank you. That concludes today's call. You may disconnect at this time.